UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

IA Global, Inc.

(Name of Registrant as Specified in Its Charter)

_____________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Copies of all communications to:

Daniel M. Mahoney, Esq.

Snell & Wilmer L.L.P.

One Arizona Center

Phoenix, AZ 85004-2202

602-382-6206

602-382-6070 (fax)

IA Global, Inc.

101 California Street, Suite 2450

San Francisco, CA 94111

Notice of the 2010 Annual Meeting of Stockholders

Date:	December 17, 2010
Time:	8:00 a.m.
Location:	Law Offices of Snell & Wilmer L.L.P. One Arizona Center, 19th Floor 400 East Van Buren Phoenix, Arizona 85004-2202
Proposals:

1.           To elect five nominees to serve on the Board until the 2011 Annual Meeting of Stockholders;

2.           To approve an amendment to the 2007 Stock Incentive Plan to increase the number of shares available for issuance from 550,000 to 650,000 shares.

3.           To ratify the appointment of Sherb and Co., LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011; and

4.           To transact such other business that may properly come before the Annual Meeting, and any adjournments thereof.

Who Can Vote:	Stockholders of record at the close of business on November 15, 2010.
How You Can Vote:	You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope.
Who May Attend:	Only persons with evidence of stock ownership or who are guests of the Company may attend the Annual Meeting. Photo identification is required (a valid driver’s license or passport is preferred).

•            If your shares are registered in your name, you must bring the proxy card.

•            If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement, that confirms that you are the beneficial owner of such shares.

By authorization of the Board of Directors,

Mark Scott

Secretary

San Francisco, California

November 22, 2010

Your Vote Is Important. Whether You Own One Share or Many, Your Prompt Cooperation in Voting Your Proxy is Greatly Appreciated.

PROXY STATEMENT

FOR THE

2010 ANNUAL MEETING OF STOCKHOLDERS

OF

IA GLOBAL, INC.

TO BE HELD ON DECEMBER 17, 2010

Solicitation

This Proxy Statement, the accompanying proxy card and the Annual Report to Stockholders of IA Global, Inc. (the “Company”) are being mailed on or about November 22, 2010. The Board of Directors (the “Board”) of the Company is soliciting your proxy to vote your shares at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) on all matters that will be presented at the Annual Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held December 17, 2010

This Proxy Statement and IA Global, Inc.’s Annual Report on Form 10-K for the fiscal year ended

March 31, 2010 are both available at www.iaglobalinc.com.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the Company the authority to vote your shares in the manner you indicate on your proxy card.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, and custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, and you will return your proxy card or cards to your broker. You should vote on and sign each proxy card you receive.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Annual Meeting if you own shares of common stock of the Company at the close of business on our record date of November 15, 2010.

How many shares of Common Stock may vote at the Meeting?

As of November 15, 2010, there were 7,582,800 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter presented.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with American Stock Transfer and Trust Company, the Company’s transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record,” you can vote your proxy by mailing in the enclosed proxy card. Please refer to the specific instructions set forth in the enclosed proxy card.

If you hold your shares in “street name,” your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the Annual Meeting?

If you are a “stockholder of record,” you may vote your shares in person at the Annual Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Annual Meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of all five nominees to serve on the Board until the 2011 Annual Meeting of Stockholders.
Proposal 2 —	FOR an amendment to the 2007 Stock Incentive Plan, to increase the number of shares available for issuance from 550,000 to 650,000 shares.
Proposal 3 —	FOR the ratification of the appointment of Sherb and Co., LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011.

What are my choices when voting?

Proposal 1 —	You may cast your vote in favor of electing the nominees as directors or withhold your vote with respect to one or more individual nominees.
Proposals 2 to 3 —	You may cast your vote in favor of or against each proposal, or you may abstain from voting your shares.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your shares to be voted, the named proxies will vote your shares as follows, in accordance with the recommendations of the Board:

Proposal 1 —	FOR the election of all five nominees to serve on the Board until the 2011 Annual Meeting of Stockholders.
Proposal 2 —	FOR an amendment to the 2007 Stock Incentive Plan to increase the number of shares available for issuance from 550,000 to 650,000 shares.
Proposal 3 —	FOR the ratification of the appointment of Sherb and Co., LLP as the Company’s independent registered public accounting firm for fiscal year ended March 31, 2011.

 How are votes withheld, abstentions and broker non-votes treated?

Votes withheld and abstentions are deemed as “present” at the Annual Meeting, are counted for quorum purposes, and other than for Proposal 1, will have the same effect as a vote against the matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.

Can I change my vote after I have mailed in my proxy card?

You may revoke your proxy by doing one of the following:

•	By sending a written notice of revocation to the Secretary of the Company that is received prior to the Annual Meeting, stating that you revoke your proxy;

•	By signing a later-dated proxy card and submitting it so that it is received prior to the Annual Meeting in accordance with the instructions included in the proxy card(s); or

•	By attending the Annual Meeting and voting your shares in person.

What vote is required to approve or ratify each proposal?

Proposal 1 requires a plurality of the votes cast to elect a director.

Proposals 2 to 3 require the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the Annual Meeting.

Who will count the votes?

Representatives from the Company will count the votes and serve as our Inspector of Election. The Inspector of Election will be present at the Annual Meeting.

Who pays the cost of this proxy solicitation?

Proxies will be solicited by mail, and we will pay all expenses of preparing and soliciting such proxies. We have also arranged for reimbursement, at the rates suggested by brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record.

Is this Proxy Statement the only way that proxies are being solicited?

No. We have also arranged for brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record. Our directors, officers and employees may also solicit proxies but such persons will not be specifically compensated for such services.

If you have any further questions about voting your shares or attending the Annual Meeting, please call the Company’s Investor Relations department at (415) 948-8828.

PROPOSAL 1

Election of Directors

Composition of the Board

Currently, the Board consists of five directors with two vacancies. If elected, each of the director nominees will serve on the Board until the 2011 Annual Meeting of Stockholders, or until their successors are duly elected and qualified in accordance with the Company’s Bylaws. If any of the five nominees should become unable to serve upon his or her election, the persons named on the proxy card as proxies may vote for other person(s) nominated by the Board. Management has no reason to believe that any of the five nominees for election named below will be unable to serve.

Note About New Rules Relating to Broker Voting

Under new rules approved by the Securities and Exchange Commission effective as of January 1, 2010, brokers are no longer entitled to use their discretion to vote uninstructed proxies in uncontested director elections. In other words, if your shares are held by your broker in “street name” and you do not provide your broker with instructions about how your shares should be voted in connection with this proposal, your shares will not be voted and a “broker non-vote” will result. Therefore, if you desire that your shares be voted in connection with the election of our Board, it is imperative that you provide your broker with voting instructions.

Your Board Recommends That Stockholders Vote FOR All Five Nominees Listed Below

Our directors and executive officers, their ages, their respective offices and positions, and their respective dates of election or hire are as follows:

Name	Age	Positions and Offices Held	Since
Brian Hoekstra	51	Director	August 2, 2009
		Chief Executive Officer	September 4, 2009

Mark Scott	57	Chief Financial Officer	October 2, 2003
		President	August, 2005 - February 2007
		Chief Operating Officer	February 2007 - August 24, 2009
		Secretary	January, 2004
		Director	January, 2004 - December 2008

Ryuhei Senda	51	Management Director	August 2, 2009
		Japan Country Manager	August 16, 2010

Michael Garnreiter	58	Independent Director	September 4, 2009

Jack Henry	67	Independent Director	September 4, 2009

Greg LeClaire	41	Independent Director	September 4, 2009

Nominees for Election as Directors

Our Management Directors

Brian Hoekstra

Mr. Hoekstra has served as Chief Executive Officer of IA Global since September 2009 and as a Director since August 2009. Mr. Hoekstra has more than 25 years of professional experience including corporate management, strategic planning, intellectual property, and business development, as well as extensive technical expertise in lasers, optics, solar, LCD, semiconductor, and materials processing. From September 1999 until September 2009, he was Founder, President and CEO of Applied Photonics, Inc., a leading laser solutions provider for the flat panel display industry with an installation base located primarily in Asia.

From February 1998 until September 1999, Mr. Hoekstra was Vice President, Technology at Accudyne Corporation, a semiconductor capital equipment manufacturer.  From 1992 until 1998, he held various corporate and contractor positions specializing in licensing, marketing, technology transfer, and commercialization.  Clients included the State of Florida, Disney, and NASA. From 1986 until 1992, he was Deputy Director of a NASA Commercial Center specializing in space-based crystal growth and a co-investigator on several space shuttle experiments. From 1984 until 1986, he was a leading researcher at the Air Force Materials Laboratory at Wright Patterson AFB, Ohio and was the U.S. Department of Defense technical representative for the International Space Station Microgravity Science Advisory Board.

Mr. Hoekstra graduated from Illinois Institute of Technology with a bachelor's degree in physics in 1981, attended the U.S. Air Force Academy from 1977 until 1979, and has completed numerous professional military and continuing education courses. He was an independent director of Amtech Systems, Inc. (NASDAQ: ASYS) from February 19, 2007 until December 21, 2009.

Ryuhei Senda

Mr. Senda has been employed as Japan Country Manager of IA Global since August 2010 and as a Management Director since August 2009.  Mr. Senda has more than 25 years of professional experience in our industry, including specifically project and corporate management, strategic planning and business development, and the management of various investment funds.  From April 2004 to February 2009, Mr. Senda was Director of Business Development of Applied Photonics, Inc., a leading laser solutions provider for the flat panel display industry.

Mr. Senda was the project manager of Mitsubishi Corporation in Japan from April 1992 to March 2004 and played key roles introducing and spreading 2D bar code in Japanese and U.S. markets. At the same time, he managed the investment fund for the next generation technologies funded by Mitsubishi Corporation and certain other major Japanese companies.

Mr. Senda graduated from Hitotsubashi University in Tokyo, Japan with a bachelor’s degree of business in 1981.

Our Independent Directors

Michael Garnreiter

Age- 58

Director since 2009

Audit Committee: Chairman

Nominations and Governance Committee: Member

Compensation Committee: Member

Mr. Garnreiter is currently a consultant to Fenix Financial Forensics, a Scottsdale, Arizona based consulting firm, providing expert testimony and litigation support to the legal and corporate legal communities. From August 2006 through December 2009, Mr. Garnreiter was Managing Member of Rising Sun Restaurant Group, L.L.C., a private restaurant operating company. From April 2002 through June 2006, Mr. Garnreiter was Executive Vice President, Treasurer, and Chief Financial Officer of the Main Street Restaurant Group, a $225 million public restaurant operating company.

Mr. Garnreiter is currently a director of TASER International, Inc. (NASDAQ: TASR), Knight Transportation Inc. (NYSE: KNX) and Amtech Systems, Inc. (NASDAQ: ASYS). Mr. Garnreiter previously served as a general partner of the international accounting firm of Arthur Andersen from 1974 until his retirement in March 2002. Mr. Garnreiter holds a B.S. degree in accounting from California State University at Long Beach and is a Certified Public Accountant.

Mr. Garnreiter is the chairman of our Audit Committee and a member of our Nominations and Governance and Compensation Committees.

Jack Henry

Age- 67

Director since 2009

Nominations and Governance Committee: Chairman

Compensation Committee: Member

Audit Committee: Member

Mr. Henry has served on the Board of Directors of Grand Canyon Education, Inc. (NASDAQ: LOPE) since November 2008 and is currently as the chairman of its audit committee. He also currently serves on the boards of directors of several private companies and previously served on the boards of directors of five other public-reporting companies. Mr. Henry co-founded and is currently the President of the Arizona Chapter of the National Association of Corporate Directors (NACD).

Mr. Henry began his career in 1966 with Arthur Andersen. At Arthur Anderson he became a partner in 1976 and was Managing Partner of the Phoenix office from 1982 to 2000. In 2000, Mr. Henry retired from Arthur Andersen and formed Sierra Blanca Ventures LLC, a private consulting and investment firm. He has served in a variety of community positions including chairman of the Arizona Chamber of Commerce and Greater Phoenix Leadership, Greater Phoenix Economic Council, Arizona Business Hall of Fame, Phoenix Convention & Visitors Bureau, Junior Achievement, Violence Prevention Initiative, Arizona Economic Forum and the Super Bowl ‘96 Executive Committee.

Mr. Henry is a frequent speaker and consultant on audit committee and corporate governance matters. Mr. Henry holds both a bachelor’s degree and an MBA from the University of Michigan.

Greg LeClaire

Age- 41

Director since 2009

Compensation Committee: Chairman

Audit Committee: Member

Nominations and Governance Committee: Member

Mr. LeClaire has served as a director of IA Global since September 2009.  He currently serves as Chief Financial Officer of ePercipio LLC, an online training company.  He is also a member of the Board and chairman of the audit committee of LiveDeal, Inc. (NASDAQ: LIVE).

From June 2009 to January 2010, he served as a financial, operational and strategic development consultant in the technology sector.  He was Chief Financial Officer and Corporate Secretary of ClearOne Communications, Inc. (NASDAQ: CLRO), a manufacturer and marketer of audio conferencing and related products, from September 2006 until May 2009.

From April 2006 until August 2006, Mr. LeClaire served as Vice President – Finance and Administration for LiveDeal, Inc., an Internet classifieds company that was acquired by a publicly-traded company.  Prior to that, Mr. LeClaire was Vice President and Chief Financial Officer of Utah Medical Products, Inc. (NASDAQ: UTMD), a multi-national medical device corporation, from January 2001 until April 2006.

Mr. LeClaire has significant experience in the areas of finance and accounting, SEC reporting, Sarbanes-Oxley compliance, budgeting and financial management.  He holds a Master of Science degree in management from Stanford University’s Graduate School of Business and a Bachelor of Science degree in accounting from the University of Utah.

Other Executive Officers

Mark Scott

Mr. Scott has served as Chief Financial Officer and Secretary of IA Global since October 2003. At IA Global, he also served as President and Chief Operating Officer from August 2005 to August 2009, and a Director from January 2004 to December 2008. Mr. Scott currently serves as Chief Financial Officer, Secretary and Treasurer of Visualant, Inc.

He has significant financial and capital market and financial relations experience in public microcap companies.  Financial positions in the U.S. including most recently Digital Lightwave, Network Access Solutions, and Teltronics, Inc.  Mr. Scott has also held senior financial positions at Protel, Inc., Crystals International, Inc., Ranks Hovis McDougall, LLP and Brittania Sportswear,. (He is a member of the National Association of Corporate Directors and is a certified corporate director.)  Mr. Scott presviously worked at Arthur Anderson and is a Certified Public Accountant.

CORPORATE GOVERNANCE

Code of Conduct and Ethics

The Company has adopted conduct and ethics standards titled the Code of Conduct and Ethics (the “Code of Conduct”), which are available at www.iaglobalinc.com. These standards were adopted by the Board to promote transparency and integrity of the Company. The standards apply to the Board, executives and employees. Waivers of the requirements of the Code of Conduct or associated polices with respect to members of the Board or executive officers are subject to approval of the full Board.

The Company’s Code of Conduct includes the following:

- promotes honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

- promotes the full, fair, accurate, timely and understandable disclosure of the Company’s financial results in accordance with applicable disclosure standards, including, where appropriate, standards of materiality;

- promotes compliance with applicable SEC and governmental laws, rules and regulations;

- deters wrongdoing; and

- requires prompt internal reporting of breaches of, and accountability for adherence to, the Code of Conduct.

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Pursuant to the Code of Conduct, the Audit Committee and the Board are charged with resolving any conflict of interest involving management, the Board and employees on an ongoing basis.

Review and Approval of Related Person Transactions

The Company has operated under a Code of Conduct for many years. The Company’s Code of Conduct requires all employees, officers and directors, without exception, to avoid the engagement in activities or relationships that conflict, or would be perceived to conflict, with the Company’s interests or adversely affect its reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure of the transaction, following review and approval to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to the Company than could be obtained from an unrelated person.

The Audit Committee is responsible for reviewing and approving all transactions with related persons. The Company has not adopted a written policy for reviewing related person transactions. The Company reviews all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed.

Director Independence

The Board has affirmatively determined that each of Messrs. Garnreiter, Henry and LeClaire is an independent director.  For purposes of making that determination, the Board used NASDAQ’s Listing Rules even though the Company is not currently listed on NASDAQ.

Communication with the Board or Members Thereof

Our directors are easily accessible by telephone, postal mail or electronic mail. Any matter intended for the Board, or for any individual member or members of the Board, can be directed to our Chief Executive Officer or Chief Financial Officer with a request to forward the same to the intended recipient. Alternatively, stockholders can direct correspondence to the Board, or any of its members, in care of the Company at 101 California Street, Suite 2450, San Francisco, CA 94111. The Company will direct the correspondence to the director. All such communications will be forwarded to the intended recipient unopened.

Nominations for Directors

Identifying Candidates

The Nominations and Governance Committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. The Nominations and Governance Committee considers recommendations of potential candidates from current directors, management and stockholders. Stockholders’ nominations for directors must be made in writing and include the nominee’s written consent to the nomination and sufficient background information on the candidate to enable the Nominations and Governance Committee to assess his or her qualifications. Nominations must be addressed to the Chairman of the Nominations and Governance Committee in care of the Secretary of the Company at the Company’s headquarters address listed below, and must be received no later than July 27, 2010, in order to be included in the proxy statement for the next annual election of directors.

Chairman of the Nominations and Governance Committee

IA Global, Inc.

101 California Street, Suite 2450

San Francisco, CA 94111

Qualifications

The Nominations and Governance Committee has not established specific minimum age, education, and years of business experience or specific types of skills for potential director candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership.

The Board has developed a group of criteria, which are designed to describe what qualities and characteristics are desired for the Board as a whole. The full Board conducts an annual self-evaluation of its membership with respect to the criteria. The purpose of this evaluation is to help ensure the Board remains comprised of members fulfilling the desired complement of talents and expertise for the Board as a whole. No single director is expected to have each criterion. There is no difference in the manner in which the Board evaluates persons recommended by directors, officers or employees and persons recommended by stockholders in selecting Board nominees.

The criteria are reviewed annually by the Nominations and Governance Committee and the Board to ensure they remain pertinent and robust. In general, they require that each director:

•	have the highest personal and professional ethics, integrity and values;
•	consistently exercise sound and objective business judgment; and
•	have experience in the regions that the Company operates in.

In addition, it is anticipated that the Board as a whole will have individuals with:

•	significant appropriate senior management and leadership experience;
•	a comfort with technology;
•	a long-term and strategic perspective; and
•	the ability to advance constructive debate and a global perspective.

Further, it is important for the Board as a whole to operate in an atmosphere where the chemistry between and among the members contributes to the Board’s success.

Candidate Selection Process

Upon receipt of a stockholder-proposed director candidate, the Chairman of the Nominations and Governance Committee assesses the Board’s needs, primarily whether or not there is a current or pending vacancy or a possible need to be filled by adding or replacing a director. A director profile is prepared by comparing the current list of criteria with the desired state and with the candidate’s qualifications. The profile and the candidate’s submitted information are provided to the Nominations and Governance Committee and the Chairman of the Board for discussion and review at the next Nominations and Governance Committee meeting. During the past fiscal year, the Company did not receive any stockholder-proposed director candidates.

Similarly, if at any time the Nominations and Governance Committee or the Board determines there may be a need to add or replace a director, the Corporate Secretary, the Nominations and Governance Committee Chairman and the Chairman of the Board develop a director profile by comparing the current list of criteria with the desired state. If no candidates are apparent from any source, the Nominations and Governance Committee will determine the appropriate method to conduct a search.

Regardless of how a candidate is brought to the Nominations and Governance Committee’s attention, qualified candidates are asked to conduct one or more personal interviews with appropriate members of the Board. Chosen candidates are extended invitations to join the Board. If a candidate accepts, he or she is formally nominated. There is no difference in the manner in which the Board evaluates persons recommended by directors, officers or employees and persons recommended by stockholders in selecting Board nominees.

Ryuhei Senda is the representative of our Controlling Shareholder Group on the Board.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and stockholders’ meetings. During the fiscal year that ended on March 31, 2010, the Board met 13 times and took no action by written consent. An Executive Committee of the Board met one time during fiscal 2010. All directors seeking reelection attended at least 75% of the meetings of the Board and of the committees on which they served during the fiscal year that ended on March 31, 2010. Although the Board does not have a formal policy regarding attendance by the members of the Board at the annual meeting of the Company, all members of the Board are requested to attend the annual meeting of stockholders. All of the directors attended the 2009 Annual Meeting of Stockholders on December 18, 2009.

 Committees of the Board of Directors

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Nominations and Governance Committee and the Compensation Committee. The Audit, Nominations and Governance and Compensation committees are comprised solely of non-employee, independent directors. Charters for each committee are available on the Company’s website at www.iaglobalinc.com. The table below shows current membership for each of the standing Board committees.

Audit Committee	Nominations and Governance Committee	Compensation Committee
Michael Garnreiter (1)	Jack Henry (1)	Greg LeClaire (1)
Jack Henry	Michael Garnreiter	Michael Garnreiter
Greg LeClaire	Greg LeClaire	Jack Henry

(1)  Chairman of the Committee.

Audit Committee

The Audit Committee has three members and met five times during the fiscal year that ended on March 31, 2010. The Audit Committee is comprised solely of non-employee Directors..  The Board has determined that all the members of the Audit Committee are financially literate. The Board also has determined that Mr. Michael Garnreiter, Chairman of the Audit Committee, is an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”) and as adopted under the Sarbanes-Oxley Act of 2002. The Board has adopted a charter for the Audit Committee, a copy of which is available on the Company’s website at www.iaglobalinc.com.

The Audit Committee’s responsibilities, discussed in detail in the charter include, among other duties, the responsibility to:

- appoint the independent registered accounting firm;

- review the arrangements for and scope of the audit by independent registered accounting firm;

- review the independence of the independent registered accounting firm;

- consider the adequacy and effectiveness of the system of internal accounting and financial controls and review any    proposed corrective actions;

- review and monitor our policies regarding business ethics and conflicts of interest;

- discuss with management and the independent auditors our draft quarterly interim and annual financial statements and key accounting and reporting matters; and

- review the activities and recommendations of our accounting department

Nominations and Governance Committee

The Nominations and Governance Committee has three members and met one time during the fiscal year that ended on March 31, 2010 to nominate candidates for election as Directors at the Company’s 2010 annual meeting of stockholders. The Board subsequently approved the candidates nominated by the committee. The Nominations and Governance Committee is comprised solely of non-employee directors, each of whom the Board has determined to be independent. The Board has adopted a charter for this committee, which is available on the Company’s website at www.iaglobalinc.com.

The Nominations and Governance Committee’s responsibilities, discussed in detail in the charter include, among other duties, the responsibility to:

•	assist the Board to indentify individuals qualified to become Board members, and recommend to the Board the nominees for election as directors at the next annual meeting of stockholders;
•	develop and recommend to the Board the corporate governance guidelines applicable to the Company; and
•

serve in an advisory capacity to the Board and Chairman of the Board on matters of organization, management succession plans, major changes in the organizational structure of the Company and the conduct of board activities.

Compensation Committee

The Compensation Committee has two members, met four times, and took action by written consent one time during the fiscal year that ended on March 31, 2010. The Compensation Committee is comprised solely of non-employee directors, all of whom the Board has determined are independent. The Board has adopted a charter for the Compensation Committee, which is available on the Company’s website at www.iaglobalinc.com.

The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•	recommend the base salary, incentive compensation and any other compensation for the Company’s Chief Executive Officer;
•	approve the base salary, incentive compensation and any other compensation for the other officers of the Company;
•	recommend the annual compensation for the Company’s non-employee directors; and
•	administer the 2007 Stock Incentive Plan, including the review of all stock option, restricted stock, or other award grants pursuant to this plan.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during the fiscal year that ended on March 31, 2010 served as an officer, former officer, or employee of the Company or participated in a related party transaction that would be required to be disclosed in this proxy statement. Further, during this period, no executive officer of the Company served as:

•

a member of the Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or

•	a director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

Board Structure and Role in Risk Oversight

The entire Board is responsible for risk overnight. The Board does not have a Chairman of the Board or lead independent director. The Company believes this structure provides acceptable risk oversight by utilizing the skills of  each director.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

This Compensation Discussion and Analysis describes the material elements of compensation awarded to, earned by or paid to each of our named executive officers who served during the year ended March 31, 2010. This compensation discussion primarily focuses on the information contained in the following tables and related footnotes and narrative for the last completed fiscal year. We also describe compensation actions taken after the last completed fiscal year to the extent that it enhances the understanding of our executive compensation disclosure.

The Compensation Committee of the Board has responsibility for overseeing, reviewing and approving executive compensation and benefit programs in accordance with the Compensation Committee’s charter.  The members of the Compensation Committee are Greg LeClaire (Chairman), Michael Garnreiter and Jack Henry.

During fiscal 2010, the Company changed its Board during August and September 2009, and its chief executive officer, Mr. Derek Schneideman resigned on August 2, 2009. Mr. Brian Hoekstra was appointed chief executive officer on September 4, 2009.

Throughout this proxy statement, the individuals who served as the Company’s chief executive officer and chief financial officer during the fiscal year that ended on March 31, 2010 are referred to as the “named executive officers.”  Those individuals include Messrs. Schneideman, Hoekstra and Scott.  The Company did not have any other named executive officers during fiscal 2010.

Compensation Philosophy and Objectives

The major compensation objectives for named executive officers are as follows:

•	to attract and retain highly qualified individuals capable of making significant contributions to the long-term success of the Company;

•	to motivate and reward named executive officers whose knowledge, skills, and performance are critical to the Company’s success;

•	to closely align the interests of the Company’s named executive officers and other key employees with those of its shareholders; and

•	to utilize incentive based compensation to reinforce performance objectives and reward superior performance; and

Role of Chief Executive Officer in Compensation Decisions

The Board approves all compensation for the chief executive officer. The Compensation Committee makes recommendations on the compensation for the chief executive officer and approves all compensation decisions, including equity awards, for the named executive officers of the Company. The Company’s chief executive officer makes recommendations regarding the base salary and non-equity compensation of other named executive officers that are approved by the Compensation Committee in its discretion.

Setting Executive Compensation

The committee believes that compensation for named executive officers must be managed to what the Company can afford and in a way that allows for the Company to meet its goals for overall performance. During 2010, the committee reduced the base salary paid to the named executive officers during 2010 based on the financial condition of the Company. The Compensation Committee does not use a peer group of publicly-traded and privately-held companies in structuring the compensation packages.

Executive Compensation Components for the Year Ended March 31, 2010

The Compensation Committee did not use a formula for allocating compensation among the elements of total compensation during the fiscal year that ended on March 31, 2010. The Compensation Committee believes that in order to attract and retain highly effective people it must maintain a flexible compensation structure. For fiscal 2010, the principal components of compensation for named executive officers were base salary, performance-based incentive compensation, stock awards and stock option grants.

Base Salary

Base salary is intended to ensure that the Company’s employees are fairly and equitably compensated. Generally, base salary is used to appropriately recognize and reward the experience and skills that employees bring to the Company and provides motivation for career development and enhancement. Base salary ensures that all employees continue to receive a basic level of compensation that reflects any acquired skills which are competently demonstrated and are consistently used at work.

Base salaries for the Company’s named executive officers are initially established based on their prior experience, the scope of their responsibilities and the applicable competitive market compensation paid by other companies for similar positions. During 2010, the Compensation Committee reduced the base salary paid to the named executive officers based on the financial condition of the Company. Based upon review of its compensation criteria, the Compensation Committee had established base salaries for its chief executive officer and chief financial officer of $250,000 and $200,000, respectively. However, based on the financial condition of the Company, the Compensation Committee set the base salary at $98,000 for the chief executive officer on September 4, 2009 and $96,000 for the chief financial officer on August 24, 2009.

Performance-Based Incentive Compensation

The Compensation Committee believes incentive compensation reinforces performance objectives, rewards superior performance and is consistent with the enhancement of stockholder value. All of the Company’s named executive officers are eligible to receive performance-based incentive compensation. The Compensation Committee reduced the cash component of performance-based incentive compensation paid to the named executive officers during 2010 based on the financial condition of the Company.

Mr. Schneideman resigned August 2, 2010 and did not receive incentive compensation during the year ended March 31, 2010.

Mr. Hoekstra’s incentive compensation during fiscal 2010 included the following:

The Compensation Committee awarded Mr. Hoekstra 16,000 shares of restricted stock at the fair market price of $2.00 per share based on the adjusted closing price of the Company’s common stock on November 4, 2009, which was the last trading day before the Compensation Committee meeting. In accordance with the Company’s 2007 Stock Incentive Plan, the restricted stock award vests in quarterly installments over three years beginning on September 4, 2009.

Mr. Scott’s incentive compensation during fiscal 2010 included the following:

On August 24, 2009, the Board awarded Mr. Scott 4,000 shares of restricted stock at the fair market price of $2.50 per share based on the adjusted closing price on August 20, 2009, the last trading day before the Board approved the grant. In accordance with the 2007 Stock Incentive Plan, the restrictions on the restricted stock lapsed on November 23, 2009.

On March 19, 2010, the Compensation Committee awarded Mr. Scott 8,000 shares of restricted stock at the fair market price of $0.70 per share based on the adjusted closing price on March 18, 2010, which was the last trading day before the Compensation Committee approved the grant. In accordance with the 2007 Stock Incentive Plan, the grant vested on March 19, 2010.

On March 19, 2010, the Compensation Committee authorized a $10,000 discretionary bonus to be paid to Mr. Scott on or before April 14, 2010.

Ownership Guidelines

The Compensation Committee does not require our named executive officers to hold a minimum number of the Company’s shares. However, to directly align the interests of executive officers with the interests of the stockholders, the Compensation Committee encourages each named executive officer to maintain an ownership interest in the Company.

Stock Option Program

Stock options are an integral part of our executive compensation program. They are intended to encourage ownership and retention of the Company’s common stock by named executive officers and employees, as well as non-employee members of the Board. Through stock options, the objective of aligning employees’ long-term interest with those of stockholders may be met by providing employees with the opportunity to build a meaningful stake in the Company.

The Stock Option Program assists the Company by:

-enhancing the link between the creation of stockholder value and long-term executive incentive compensation;

-providing an opportunity for increased equity ownership by executive officers; and

-maintaining competitive levels of total compensation.

Stock option award levels are determined by the Compensation Committee based on market data and vary among participants’ positions within the Company. Newly hired executive officers or promoted executive officers are generally awarded stock options, at the discretion of the Compensation Committee, at the next regularly scheduled Compensation Committee meeting on or following their hire or promotion date. In addition, such executives are eligible to receive additional stock option on a discretionary basis after performance criteria are achieved.

Options are awarded at the closing price of the Company's common stock on the date of the grant or last trading day prior to the date of the grant. The Compensation Committee’s policy is not to grant options with an exercise price that is less than the closing price of the Company's common stock on the grant date.

Generally, the majority of the options granted by the Compensation Committee vest quarterly over three years of the 10-year option term. Vesting and exercise rights cease upon termination of employment and/or service, except in the case of death (subject to a one year limitation), disability or retirement. Stock options vest immediately upon termination of employment without cause or an involuntary termination following a change of control. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

On June 17, 2009, certain key executives, employees, and directors of the Company voluntarily cancelled stock option grants to purchase an aggregate of 108,792 shares of common stock. The grants were previously issued on various dates and at prices above $6.50 per share.

On June 17, 2009, the Company awarded stock option grants totaling 108,792 shares to certain key executives, employees, and directors. The grants were priced at $2.50 per share, the closing price of the Company’s common stock on June 16, 2009, the date before the scheduled Compensation  Committee meeting at which such grants were approved. In accordance with the 2007 Stock Incentive Plan, the grants immediately vested and expire on June 16, 2019.

Mr. Schneideman, the Company’s former Chief Executive Officer, received the following stock option grants during the year ended March 31, 2010:

On June 17, 2009, Mr. Schneideman voluntarily cancelled stock option grants to purchase an aggregate of 40,000 shares of common stock. The grants were previously issued on various dates and prices above $6.50 per share. On June 17, 2009, the Company awarded stock option grants totaling 40,000 shares to Mr. Schneideman. The grants were priced at $2.50 per share, the closing price of the Company’s common stock on June 16, 2009, the date before the scheduled compensation Compensation Committee meeting at which such grants were approved. In accordance with the 2007 Stock Incentive Plan, the grants immediately vested and expire on June 16, 2019. The stock options were granted as an incentive to Mr. Schneideman.

Mr. Hoekstra, the Company’s Chief Executive Officer received the following stock option grants during the year ended March 31, 2010:

On September 4, 2009, the Company awarded to Mr. Hoekstra an option to purchase 8,000 shares of the Company’s common stock. The awards were granted at the fair market price of $2.00 per share based on the adjusted closing price of the Company’s common stock on the date of the award. In accordance with the 2007 Stock Incentive Plan, the stock options vest quarterly over three years and expire on September 3, 2019. This grant was issued in conjunction with Mr. Hoekstra’s appointment to the Board.

On November 5, 2009, the Compensation Committee awarded Mr. Hoekstra an option to purchase 24,000 shares of the Company’s common stock. The award was granted at the fair market price of $2.00 per share based on the adjusted closing price of the Company’s common stock on November 4, 2009, the last trading day before the Compensation Committee approved the award. The stock option vests quarterly over three years beginning on September 4, 2009 and expires on September 3, 2019. The grant was made in conjunction with his appointment as the Company’s Chief Executive Officer.  The grant was based on market compensation paid by other companies for similar positions.

Mr. Scott, the Company’s Chief Financial Officer, received the following stock option grants during the year ended March 31, 2010:

On June 17, 2009, Mr. Scott voluntarily cancelled stock option grants to purchase an aggregate of 40,000 shares of common stock. The grants were previously issued on various dates and prices above $6.50 per share. On June 17, 2009, the Company awarded stock option grants totaling 40,000 shares to Mr. Scott. The grants were priced at $2.50 per share, the closing price of the Company’s common stock on June 16, 2009, the date before the scheduled Compensation Committee meeting at which such grants were approved. In accordance with the 2007 Stock Incentive Plan, the grants immediately vested and expire on June 16, 2019. The stock options were granted as an incentive to Mr. Scott.

  On August 24, 2009, the Company awarded Mr. Scott an option to purchase 15,000 shares of the Company’s common stock. The award was granted at the fair market price of $2.50 per share based on the adjusted closing price of the Company’s common stock on August 20, 2009, the last trading day before the Board approved the grant. In accordance with the 2007 Stock Incentive Plan, the stock option vests quarterly over three years and expires on August 23, 2019.  The grant was made as an incentive-based component of Mr. Scott’s compensation and is based on market compensation paid by other companies for similar positions.

Retirement and Other Benefits

The Company has no other retirement, savings, long-term stock award or other type of plans for the named executive officers.

Perquisites and Other Personal Benefits

During the year ended March 31, 2010, the Company provided the named executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The committee expects to review the levels of perquisites and other personal benefits provided to named executive officers. In addition, the Company paid $13,183 for a Tokyo apartment for the former Chief Executive Office because of the considerable amount of time working in Japan at the Company’s operations..

Currently, the Company has Employment Agreements with Brian Hoekstra, the Company’s Chief Executive Officer and Mark Scott, the Chief Financial Officer, see page 18 for a description of these agreements. These Employment Agreements contain potential payments upon termination, see page 21 for further discussion of these payments.

Tax and Accounting Implications

Deductibility of Executive Compensation

Subject to certain exceptions, Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally denies a deduction to any publicly held corporation for compensation paid to its chief executive officer and its three other highest paid executive officers (other than the principal financial officer) to the extent that any such individual's compensation exceeds $1 million. “performance-based compensation” (as defined for purposes of Section 162(m)) is not taken into account for purposes of calculating the $1 million compensation limit, provided certain disclosure, shareholder approval and other requirements are met. We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exceptions to Section 162(m). However, we may authorize compensation payments that do not comply with the exceptions to Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer's performance.

Section 409A is a relatively recent provision of the Code. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Code, and such benefits do not comply with Section 409A of the Code, the executive would be subject to adverse tax treatment, including accelerated income recognition (in the first year that benefits are no longer subject to a substantial risk of forfeiture) and an additional income tax of 20% of the amount so recognized.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments including its Stock Option Program in accordance with the requirements of ASC 718, “Compensation-Stock Compensation.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee, composed entirely of independent directors in accordance with the applicable laws and regulations, sets and administers policies that govern the Company's executive compensation programs, and incentive and stock programs. The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Greg LeClaire, Chairman

Michael Garnreiter

Jack Henry

REMUNERATION OF EXECUTIVE OFFICERS

The following table provides information concerning remuneration of the chief executive officer, the chief financial officer during the fiscal years ended March 31, 2010, 2009 and 2008.

Reverse Stock Split

On September 8, 2010, a 1-for-50 share consolidation, or reverse stock split, took effect at the opening of trading. The primary objective of the reverse stock split was to increase the Company’s per share stock price and thus enable the Company to provide sufficient equity to continue its aggressive acquisition and roll-up strategy. At the Company’s annual meeting of shareholders held on December 18, 2009, shareholders approved the proposal authorizing the Board of the Company to effect a reverse split of the Company’s common shares at a ratio within a range of 1-for-25 and 1-for-50, as determined by the Board in its sole discretion. The Board approved the reverse split at a ratio of 1-for-50.

Share amounts set forth in the compensation tables provided below have been adjusted to reflect the 1-for-50 reverse stock split.

Summary Compensation Table

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
Name and	Year	Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position	Ending	($) (5)	($) (5)	($) (4)	($) (2)	($) (1)	($) (3)	($)

Derek Schneideman	3/31/2010	$312,551	$—	$—	$100,000	$—	$17,470	$430,021
Chief Executive Officer	3/31/2009	$250,000	$—	$48,723	$169,000	$—	$15,704	$483,427
	3/31/2008	$250,000	$—	$—	$417,000	$30,000	$—	$697,000

Brian Hoekstra	3/31/2010	$56,078	$—	$32,000	$48,000	$—	$—	$136,078
Chief Executive Officer	3/31/2009	$—	$—	$—	$—	$—	$—	$—
	3/31/2008	$—	$—	$—	$—	$—	$—	$—

Mark Scott	3/31/2010	$154,439	$10,000	$15,600	$115,000	$—	$—	$295,039
Chief Financial Officer	3/31/2009	$200,000	$—	$43,441	$97,000	$—	$—	$340,441
	3/31/2008	$200,000	$—	$—	$314,250	$24,000	$—	$538,250

(1)         The March 31, 2008 amounts reflect bonuses earned and paid for the year ended March 31, 2008 for Mr. Schneideman and Mr. Scott.

(2)         These amounts reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended March 31, 2010, 2009 and 2008, in accordance with FASB ASC Topic 718 of awards pursuant to the 2007 Stock Incentive Plan. Assumptions used in the calculation of this amount are included in footnotes to the Company's audited financial statements for the fiscal years ended March 31, 2010, 2009 and 2008.

(3)         The year ended March 31, 2010 amount reflects $13,183 paid for a Tokyo apartment and $4,287 for consulting by Mr. Schneideman. The year ended March 31, 2009 amount reflects $15,704 for a Tokyo apartment for Mr. Schneideman.

(4)         The amount for 2010 for Mr. Hoekstra includes $32,000 for the issuance of 16,000 shares of common stock related to his appointment as Chief Executive Officer. The amount for 2010 for Mr. Scott includes $10,000 and $5,600 for the issuance of 4,000 and 8,000 shares, respectively, of common stock for discretionary bonuses. The amounts for 2009 for Mr. Schneideman include a $38,106 increase in his base salary with the issuance of 2,628 shares common stock and a bonus of $10,617 with the issuance of 3,033 shares common stock for achieving profitability targets of $730,844 for the quarter ended June 30, 2009. The amounts for 2009 for Mr. Scott include a $35,478 increase in his base salary with the issuance of 2,628 shares of common stock and a bonus of $10,617 with the issuance of 2,275 shares common stock for achieving profitability targets of $730,844 for the quarter ended June 30, 2009.

(5)         The year ended March 31, 2010 amounts reflects (i) $100,000 paid and $110,417 accrued, but not paid to Mr. Schneideman as severance under his Agreement and Full Release of Claims, which was effective as of August 2, 2009. On June 8, 2010, Mr. Schneideman converted $50,000 into 100,000 shares of common stock at $.50 per share; (ii) $20,147 paid and $35,661 accrued, but not paid to Mr. Hoekstra. On May 21, 2010, Mr. Hoekstra converted $15, 244 into 27,176 shares of common stock at $.55 per share; and (iii) $142,439 paid and $12,000 accrued, but not paid to Mr. Scott.

Grants of Plan Based Awards in Fiscal Year Ended March 31, 2010

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#) (2)	All Other Option Awards; Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Derek Schneideman	6/17/2009	$ —	$ —	$ —	—	—	—	—	40,000	$ 2.50	$100,000

Brian Hoekstra	11/5/2009	$ —	$ —	$ —	—	—	—	16,000	24,000	$ 2.00	$ 80,000

Mark Scott	6/17/2009	$ —	$ —	$ —	—	—	—	—	40,000	$ 2.50	$100,000
	8/24/2009	$ —	$ —	$ —	—	—	—	4,000	6,000	$ 2.50	$ 25,000
	3/19/2010	$ —	$ —	$ —	—	—	—	8,000	—	$ 0.70	$ 5,600

(1)         The amount shown in this column reflects the number of options granted pursuant to the 2007 Stock Incentive Plan and vest either immediately or quarterly over three years.

(2)         The amount for 2010 for Mr. Hoekstra includes $32,000 for the issuance of 16,000 shares of common stock related to his appointment as Chief Executive Officer. The amount for 2010 for Mr. Scott includes $10,000 and $5,600 for the issuance of 4,000 and 8,000 shares, respectively, of common stock for discretionary bonuses.

Outstanding Equity Awards at Fiscal Year Ended March 31, 2010

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options Exercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options Unexerciseable (#)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)

Derek Schneideman	(2)	2,000	—	—	$ 7.00	2/12/2017	—	$ —	—	$ —
	(2)	4,000	—	—	$ 6.00	7/28/2018	—	$ —	—	$ —
	(3)	40,000	—	—	$ 2.50	6/16/2019	—	$ —	—	$ —

Brian Hoekstra	(1)	1,143	6,857	—	$ 2.00	9/3/2019	—	$ —	—	$ —
	(1)	22,154	1,846	—	$ 2.00	11/4/2019	—	$ —	—	$ —

Mark Scott	(2)	3,500	—	—	$ 7.50	2/22/2017	—	$ —	—	$ —
	(2)	4,000	—	—	$ 6.00	7/28/2018	—	$ —	—	$ —
	(2)	5,000	—	—	$ 3.00	1/29/2019	—	$ —	—	$ —
	(3)	40,000	—	—	$ 2.50	6/16/2019	—	$ —	—	$ —
	(1)	1,000	5,000	—	$ 2.50	8/23/2019	—	$ —	—	$ —

(1)         All options vest quarterly over a three-year term. Such option awards have a 10-year term before they are no longer exercisable.

(2)         On June 17, 2009, the Change of Control Provision 8.2(d) was triggered under the Schneideman and Scott Agreements (as defined below) because during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board. All stock options were vested as of June 17, 2009.

(3)         On June 17, 2009, Mr. Schneideman and Mr. Scott voluntarily cancelled stock option grants to purchase an aggregate of 40,000 shares of common stock. The grants were previously issued on various dates and prices above $.13 per share.  On June 17, 2009, the Company awarded stock option grants totaling 40,000 shares each to Mr. Schneideman and Mr. Scott.

On June 17, 2009, certain key executives, employees, and directors of the Company voluntarily cancelled stock option grants to purchase an aggregate of 108,792 shares of common stock. The grants were previously issued on various dates and prices above $6.50  per share.

On June 17, 2009, the Company awarded stock option grants totaling 108,792 shares to certain key executives, employees, and directors. The grants were priced at $2.50 per share, the closing price of the Company’s common stock on June 16, 2009, the date before the scheduled Compensation Committee meeting at which such grants were approved. In accordance with the 2007 Stock Incentive Plan, the grants are vested immediately and expire on June 16, 2019. The stock options were granted to provide a proper incentive for employees, officers and directors and to reduce the cost of the stock option grants over the next three years. The Company expensed $345,846 during the three months ended June 30, 2009 related to this transaction.

Option Exercises and Stock Vested

	Option Awards (1)		Stock Awards (2)
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
	(#)	($)	(#)	($)
Derek Schneideman	—	$—	—	$—
Brian Hoekstra	—	$—	16,000	$32,000
Mark Scott	—	$—	12,000	$15,600

(1)         The Company’s named executive officers did not exercise any stock options during the year ended March 31, 2010, 2009 and 2008.

(2)         The amount for 2010 for Mr. Hoekstra includes $32,000 for the issuance of 16,000 shares of common stock related to his appointment as Chief Executive Officer. The amount for 2010 for Mr. Scott includes $10,000 and $5,600 for the issuance of 4,000 and 8,000 shares, respectively, of common stock for discretionary bonuses.

Pension Benefits

The Company does not provide any pension benefits.

Nonqualified Deferred Compensation

The Company does not have a nonqualified deferral program.

EMPLOYMENT AGREEMENTS

During the year ended March 31, 2010, the Company changed its Board in August and September 2009 and its Chief Executive Officer, Mr. Derek Schneideman, resigned on August 2, 2009. Mr. Brian Hoekstra was appointed Chief Executive Officer on September 4, 2009.

Brian Hoekstra’s Employment Agreement

On November 5, 2009, the Company entered into an Employment Agreement with Brian Hoekstra to become the Company’s Chief Executive Officer as of September 4, 2009.

The Employment Agreement provides for a one-year term and is renewable on a mutually-agreeable basis. The Company agreed to pay Mr. Hoekstra an annual base salary of $98,000, and provide for participation in the Company’s benefit programs available to other senior executives (including group insurance arrangements). Mr. Hoekstra is also eligible for discretionary performance bonuses based upon performance criteria to be determined by the Company’s Compensation Committee. If Mr. Hoekstra’s employment is terminated without Cause (as defined in the Employment Agreement), Mr. Hoekstra will be entitled to a payment equal to three months base salary paid at the Company’s discretion in a lump sum or over the subsequent year. On September 4, 2010, the Company entered into an Employment Agreement Extension with Brian Hoekstra which extends his Employment Agreement dated September 4, 2009 to December 4, 2010.

The Compensation Committee also awarded Mr. Hoekstra 16,000 shares of restricted stock and an option to purchase 24,000 shares of the Company’s common stock. The awards were granted at the fair market price of $2.00 per share based on the adjusted closing price of the Company’s common stock on November 4, 2009, the last trading day before the Compensation Committee granted such awards. In accordance with the Company’s 2007 Stock Incentive Plan, the restricted stock and the stock option vest in quarterly installments over three years beginning on September 4, 2009. The stock options expire on September 3, 2019.

Derek Schneideman's Employment Agreement

On August 2, 2009, Derek Schneideman resigned as the Company’s Chief Executive Officer and as a member of the Board, effective immediately upon the Company’s filing of its Annual Report on Form 10-K for the fiscal year ended March 31, 2009, which was filed on September 3, 2009. Mr. Schneideman did not resign from the Board due to any disagreement with the Company relating to the Company’s operations, policies or practices.

In connection with Mr. Schneideman’s resignation, the parties entered into a Separation Agreement and Full Release of Claims (the “Separation Agreement”), which was effective as of August 2, 2009. Pursuant to the Separation Agreement, the Company made or agreed to make the following severance payments to Mr. Schneideman:

•	$100,000 was paid upon the Company’s filing of its 2009 Form 10-K on September 3, 2009.

•

$100,000 was payable as of November 3, 2009.  On June 8, 2010, the Company agreed to issue 100,000 shares of common stock to Derek Schneideman, for $50,000, or $.50 per share, the date agreement was signed. The shares do not have registration rights. $50,000 remains payable as of October 12, 2010, provided that (i) the Company’s filings with the SEC are not determined to contain materially inaccurate information, material representations or material omissions, (ii) evidence of fraud or illegal acts on the part of Mr. Schneideman is not discovered, and (iii) Mr. Schneideman has not made any misrepresentations in connection with its purchase of the Shares, as described above.

Mr. Schneideman was paid $42,409 because he did not exercise his limited right to revoke the Separation Agreement and is currently owed $10,417 for accrued but unpaid salary, benefits and business expense reimbursements as of the date of the Separation Agreement.

The Separation Agreement provides that Mr. Schneideman will continue to provide services to the Company as a consultant for a period of 12 months following the effective date of his resignation as Chief Executive Officer. In exchange for such services, the Company agreed to pay Mr. Schneideman $2,000 per month. The Company is entitled to terminate the consulting relationship upon 30 days advance notice and payment of the consulting fee to which Mr. Schneideman would be entitled in the 30 days following such notice. The Company owes $18,810 in consulting fees as of October 12, 2010.

In consideration of and for the severance payments and consulting arrangement described above, Mr. Schneideman provided a broad release in favor of the Company with respect to any and all rights, claims, demands, causes of actions and liabilities of any nature relating to his employment with the Company, the termination of such employment, and/or his entry into the Separation Agreement.

Finally, the Separation Agreement also contains customary provisions with respect to confidentiality, non-disclosure, non-solicitation, non-disparagement and Mr. Schneideman’s return of any property of the Company in his possession.

Mark Scott's Employment Agreement

On August 24, 2009, the Company entered into a new Employment Agreement with Mark Scott, which replaced his original Employment Agreement dated September 5, 2007.

Mr. Scott’s Employment Agreement (the “Scott Agreement”) has a one-year term beginning on August 24, 2009, and is renewable on a mutually agreeable basis. The Company agreed to pay Mr. Scott an annual base salary of $96,000, and provides for participation in the Company’s benefit programs available to other senior executives (including group insurance arrangements). Also under the Scott Agreement, Mr. Scott is eligible for discretionary performance bonuses based upon performance criteria to be determined by the Company’s Compensation Committee based on criteria under development. If Mr. Scott’s employment is terminated without Cause (as defined in the Scott Agreement), Mr. Scott will be entitled to a payment equal to one year’s annual base salary paid at the Company’s discretion in a lump sum or over the next year.

On August 24, 2009, the Board awarded Mr. Scott 4,000 shares of restricted stock and an option to purchase 6,000 shares of the Company’s common stock. The awards were granted at the fair market price of $2.50 per share based on the adjusted closing price on August 20, 2009, the last trading day before the Board approved the grant. These options vest quarterly over three years from the date of the grant. In accordance with the 2007 Stock Incentive Plan, the restrictions on the restricted stock lapsed on November 23, 2009 and the stock options expire on August 23, 2019.

On May 17, 2010, the Company entered into an Amendment to Employment Agreement (“Amended Scott Agreement”) with Mr. Scott.  The Amended Scott Agreement allows Mr. Scott to serve as a consultant for unrelated businesses so long as such activities do not interfere with the performance of Executive’s duties under his Employment Agreement dated August 24, 2009.

On August 24, 2010, the Company entered into a new Employment Agreement with Mark Scott, which replaced his Employment Agreement dated August 24, 2009.

Mr. Scott’s Employment Agreement (the “Scott Agreement Two”) has a one-year term beginning on August 24, 2010, and is automatically renewable unless either party provides ninety days notice prior to the expiration of Scott Agreement Two. The Company agreed to pay Mr. Scott an annual base salary of $125,000, and provides for participation in the Company’s benefit programs available to other senior executives (including group insurance arrangements). Also under the Scott Agreement Two, Mr. Scott is eligible for performance bonuses of $10,000 per quarter and additional bonuses in the event the Company reaches certain performance measures and/or milestones established by the Compensation Committee of the Board or the entire Board. If Mr. Scott’s employment is terminated without Cause (as defined in the Scott Agreement), Mr. Scott will be entitled to a payment equal to one year’s annual base salary paid at the Company’s discretion in a lump sum or over the next year.

On August 16, 2010, the Board awarded Mr. Scott an option to purchase 20,000 shares of the Company’s common stock. The award was granted at the fair market price of $0.85 per share based on the adjusted closing price on August 16, 2010, the closing price the day the Board approved the grant. These options vest quarterly over three years from the date of the grant.

Definitions Used in Employment Agreements

For purposes of the Employment Agreements described above, the following definitions apply:

1.         “Termination without Cause” means the Company involuntarily terminates the executive's at any time and for any reason, or no reason whatsoever, upon written notice to the executive.

2.         “Cause”: means:

(i)	Executive’s willful and continued refusal to substantially perform his duties hereunder;

(ii)	Executive’s conviction of a felony, or his guilty plea to or entry of a nolo contendere plea to a felony charge; or

(iii)	Executive’s breach of any material term of this Agreement or the Company’s written policies and procedures, as in effect from time to time.

Potential Payments Upon Termination or Change in Control

The Company’s Employment Agreements with the named executive officers have provisions providing for severance payments as discussed below.

Brian Hoekstra Termination Payments

The following table shows the potential payments upon termination for Brian Hoekstra, the Company’s Chief Executive Officer:

Executive Payments Upon Separation	For Cause Termination on 3/31/10	Early or Normal Retirement on 3/31/10	Not For Good Cause Termination on 3/31/10	Disability or Death on 3/31/10
Compensation:
Base salary (1)	$—	$—	$24,500	$—
Performance-based incentive compensation	$—	$—	$—	$—
Stock options	$—	$—	$—	$—

Benefits and Perquisites:
Health and welfare benefits	$—	$—	$—	$—
Accrued vacation pay (2)	$2,827	$29,780	$29,780	$29,780

Total	$2,827	$29,780	$54,280	$29,780

(1)         Reflects three month’s severance to be paid upon termination without cause.

(2)         Reflects the value of vacation pay accrued as of March 31, 2010.

Mark Scott Termination Payments

The following table shows the potential payments upon termination for Mark Scott, the Company’s Chief Financial Officer:

Executive Payments Upon Separation	For Cause Termination on 3/31/10	Early or Normal Retirement on 3/31/10	Not For Good Cause Termination on 3/31/10	Disability or Death on 3/31/10
Compensation:
Base salary (1)	$—	$—	$96,000	$—
Performance-based incentive compensation	$—	$—	$—	$—
Stock options	$—	$—	$—	$—

Benefits and Perquisites:
Health and welfare benefits	$—	$—	$—	$—
Accrued vacation pay (2)	$20,169	$20,169	$20,169	$20,169

Total	$20,169	$20,169	$116,169	$20,169

(1)         Reflects twelve months severance to be paid upon termination without cause.

(2)         Reflects the value of vacation pay accrued as of March 31, 2010.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board. During a portion of the year ended March 31, 2010, Derek Schneideman, the Company’s former Chief Executive Officer served on the Board, but did not receive any compensation for his service as a director.  The compensation disclosed in the Summary Compensation Table on page 16 represents the total compensation.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors during the year ended March 31, 2010.

Name	Fees Earned Or Paid In Cash ($)	Option Awards ($) (1)	Total ($)

Masazumi Ishii (2)	$9,900	$22,500	$32,400
Eric La Cara (3)	$12,150	$27,529	$39,679
Michael Garnreiter (4)	$18,900	$16,000	$34,900
Jack Henry (4)	$15,400	$16,000	$31,400
Greg LeClaire (4)	$18,900	$16,000	$34,900
Brian Hoekstra (5)	$1,700	$16,000	$17,700
Ryuhei Senda (5)	$11,900	$16,000	$27,900

(1)         Reflects the dollar amount recognized for financial statement reporting purposes for the year ended March 31, 2010 in accordance with FASB ASC Topic 718. The assumptions used in the valuation of options is included in the Footnotes of the Form 10-K as filed with the SEC on July 14, 2010. As of March 31, 2010, Mr. Garnreiter, Mr. Henry, Mr. LeClaire, Mr. Hoekstra and Mr. Senda each had 8,000 shares options outstanding to purchase the indicated number of shares of the Company's common stock.

(2)         On August 2, 2009, Mr. Ishii resigned from the Board. On December 3, 2009, Mr. Ishii forfeited stock options totaling 13,000 shares.

(3)         On November 11, 2009, Mr. La Cara resigned from the Board. On February 10, 2010, Mr. la Cara forfeited stock options totaling 15,012 shares.

(4)         On September 4, 2009, Mr. Garnreiter, Mr. Henry, Mr. LeClaire were appointed to the Board.

(5)         On August 2, 2009, Mr. Hoekstra and Mr. Senda were appointed to the Board.

Compensation Paid to Board Members

Our independent non-employee directors are compensated at a base rate of $1,700 per month. In addition, for serving as the committee chairman are paid $500 per month for the Nominations and Governance Committee and $1,000 per month for the Audit and Compensation Committees. All independent non-employee directors’ fees are paid in cash or in Company stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of October 22, 2010 by:

•	each director and nominee for director;

•	each person known by us to own beneficially 5% or more of our common stock;

•	each officer named in the summary compensation table elsewhere in this report; and

•	all directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated below, each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address of each beneficial owner of more than 5% of common stock is IA Global, Inc., 101 California Street, Suite 2450, San Francisco, California 94111.

	Amount	Percentage
Directors and Officers
Brian Hoekstra	72,918	—
Mark Scott	27,413	—
Louis Senda	10,000	—
Mike Garnreiter	—	—
Jack Henry	—	—
Greg LeClaire	2,000	—

Total Directors and Officers as a Group (6 total)	112,331	1.48%

 “—” means less than 1%.

	Number	Percentage
Greater Than 5% Ownership (1)

RXR Cross Border Investment Un	384,192	5.1%	(2)
4-1-1-612 Hakusan Asao-ku
Kawasaki-City, Kanagawa, 215-0014 Japan

Inter Asset Japan LBO NO 1. Fund	660,738	8.7%	(3)
2-1-2-303 Kamiochiai Shinjyuku
Tokyo 161-0034, Japan

Partner's Fund Corporation	500,000	6.6%	(4)
6-28-8-902 Shinjuku Shinjuku-ku
Tokyo 160-0022 Japan

MGVJ Co Ltd.	642,667	8.5%	(5)
1-6-12 Nishi Shinbashi Minato
Tokyo 105-0002 Japan

(1)

Excludes any shares of Taicom previously owned AMV and Michael Ning. Mr. Michael Ning previously controlled Taicom, which declared bankruptcy on December 25, 2009 in accordance with Japanese bankruptcy law on December 25, 2009.

(2)	Reflects the shares beneficially owned by RXR Cross Border Investment Un as stated in a Schedule 13D filed with the SEC on June 9, 2010, and which has subsequently confirmed the ownership.

(3)	Reflects the shares beneficially owned by Inter Asset Japan LBO No. 1 Fund as stated in a Schedule 13D filed with the SEC on August 9, 2010, and which has subsequently confirmed the ownership.

(4)	Reflects the shares beneficially owned by Partner’s Fund Corporation as stated in a Schedule 13D filed with the SEC on June 9, 2010, and which has subsequently confirmed the ownership.

(5)	Reflects the shares beneficially owned by MGVJ Co Ltd. as of October 22, 2010.

PROPOSAL 2

To Approve an Amendment to the 2007 Stock Incentive Plan, increasing the Number of Shares Available for Issuance from 550,000 to 650,000 Shares

General Information

We are asking our stockholders to approve an amendment (the “Amendment”) to our 2007 Stock Incentive Plan (the “Plan”), increasing the number of shares available for issuance from 550,000 to 650,000 shares. The Amendment will not be effective unless and until stockholder approval is obtained.  If our stockholders approve the Amendment, the Amendment to our 2007 Stock Incentive Plan set forth therein will be effective as of December 17, 2010 (the “Effective Date”).

The Board approved the Amendment on , 2010, subject to the stockholder approval solicited by this proxy statement. The purpose of the Plan is to assist the Company and its affiliates in attracting, retaining and providing incentives to employees, directors, consultants and independent contractors who serve the Company and its affiliates by offering them the opportunity to acquire or increase their proprietary interest in the Company and to promote the identification of their interests with those of the stockholders of the Company.

Description of the Plan

The Plan permits the grant of Options, Restricted Stock, Restricted Stock Units (“RSUs”) Performance Awards and Other Stock-Based Awards (each, an “Award”). Unless otherwise specified, capitalized terms used in this summary have the meanings assigned to them in the Plan.

Eligibility

All Employees, Non-Employee Directors, consultants and independent contractors of the Company and its Affiliates (“Eligible Persons”) are eligible to receive grants of Awards under the Plan. As of October 22, 2010, there are three employees, 12 consultants and independent contractors and three non-employee directors eligible to participate in the Plan.

Administration

Except with respect to Awards granted to Non-Employee Directors, the Plan is administered by the Compensation Committee of the Board, unless the Board appoints another committee or person(s) for such purpose. If no such appointment is in effect at any time, the committee shall mean the Board (the “Committee”). With respect to Awards granted to Non-Employee Directors, the Board serves as the Committee, unless the Board appoints another committee or person(s) for such purpose. The Committee has plenary authority and discretion to determine the Eligible Persons to whom Awards are granted (each a “Participant”) and the terms of all Awards under the Plan. Subject to the provisions of the Plan, the Committee has authority to interpret the Plan and agreements under the Plan and to make all other determinations relating to the administration of the Plan.

Stock Subject to the Plan

The maximum number of shares of Common Stock that may be issued under the Plan is 550,000 (unless the Amendment is approved, in which case the maximum number of shares that may be issued under the Plan would be 650,000). If any shares of Restricted Stock are forfeited, or if any Award terminates, expires or is settled without all or a portion of the shares of Common Stock covered by the Award being issued, such shares will again be available for the grant of additional Awards. Further, if an Option is surrendered pursuant to a “net issuance” as described below, the number of shares covered by the surrendered Option, reduced by the number of shares of Common Stock issued pursuant to the net issuance, will be available for the grant of additional Awards.

Options

The Plan authorizes the grant of Nonqualified Stock Options and Incentive Stock Options. Incentive Stock Options are stock options that satisfy the requirements of Section 422 of the Code and may be granted only to Section 422 Employees. A Section 422 Employee is an Employee who is employed by the Company or a “parent corporation” or “subsidiary corporation” (defined in Sections 424(e) and (f) of the Code) with respect to the Company, including a “parent corporation” or “subsidiary corporation” that becomes such after the adoption of the Plan. Nonqualified Stock Options are stock options that do not satisfy the requirements of Section 422 of the Code. The exercise of an Option permits the Participant to purchase shares of Common Stock from the Company at a specified exercise price per share. Options granted under the Plan are exercisable upon such terms and conditions as the Committee shall determine. The exercise price per share and manner of payment for shares purchased pursuant to Options are determined by the Committee, subject to the terms of the Plan. The per share exercise price of Options granted under the Plan may not be less than the fair market value (110% of the fair market value in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) per share on the date of grant. The Plan provides that the term during which Options may be exercised is determined by the Committee, except that no Option may be exercised more than ten years (five years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) after its date of grant. The Committee may permit the exercise of an Option on a “net issuance” basis pursuant to which the Participant surrenders an Option and receives in exchange shares of Common Stock with a fair market value on the date of surrender equal to the difference between (i) the fair market value of the shares subject to the surrendered Option, and (ii) the exercise price of the surrendered Option. The Committee may condition the grant or vesting of an Option on the achievement of one or more Performance Goals, as described below.

Restricted Stock Awards

The Plan authorizes the Committee to grant Restricted Stock Awards. Shares of Common Stock covered by a Restricted Stock Award are restricted against transfer and subject to forfeiture and such other terms and conditions as the Committee determines. Such terms and conditions may provide, in the discretion of the Committee, for the vesting of awards of Restricted Stock to be contingent upon the achievement of one or more Performance Goals, as described below.

RSUs

The Plan authorizes the Committee to grant RSU Awards. RSU Awards granted under the Plan are contingent awards of Common Stock (or the cash equivalent thereof). Pursuant to such Awards, shares of Common Stock are issued subject to such terms and conditions as the Committee deems appropriate, including terms that condition the issuance of the shares upon the achievement of one or more Performance Goals, as described below. Unlike in the case of awards of Restricted Stock, shares of Common Stock are not issued immediately upon the award of RSUs, but instead shares of Common Stock (or the case equivalent thereof) are issued upon the satisfaction of such terms and conditions as the Committee may specify, including the achievement of one or more Performance Goals.

Performance Awards

The Plan authorizes the grant of Performance Awards. Performance Awards provide for payments in cash, shares of Common Stock or a combination thereof contingent upon the attainment of one or more Performance Goals established by the Committee. For purposes of the limit on the number of shares of Common Stock with respect to which an Employee may be granted Awards during any fiscal year, a Performance Award is deemed to cover the number of shares of Common Stock equal to the maximum number of shares that may be issued upon payment of the Award. The maximum cash amount that may be paid to any Employee pursuant to all Performance Awards granted to such Employee during a fiscal year may not exceed $250,000.

Other Stock-Based Awards

The Plan authorizes the grant of Other Stock-Based Awards. Other Stock-Based Awards shall cover such number of shares of Common Stock and have such terms and conditions as the Committee shall determine, including terms that condition the payment or vesting the Other Stock-Based Award upon the achievement of one or more Performance Goals.

Dividends and Dividend Equivalents

The terms of an Award may, at the Committee’s discretion, provide a Participant with the right to receive dividend payments or dividend equivalent payments with respect to shares of Common Stock covered by the Award. Such payments may either be made currently or credited to any account established for the Participant, and may be settled in cash or shares of Common Stock.

Performance Goals

The terms and conditions of an Award may provide for the grant, vesting or payment of the Award to be contingent upon the achievement of one or more specified Performance Goals established by the Committee. For this purpose, “Performance Goals” means performance goals established by the Committee which may be based on earnings or earnings growth, sales, return on assets, cash flow, total shareholder return, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, implementation or completion of one or more projects or transactions, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such Performance Goals may be particular to an Eligible Person or the department, branch, Affiliate, or division in which the Eligible Person works, or may be based on the performance of the Company, one or more Affiliates, or the Company and one or more Affiliates, and may cover such period as may be specified by the Committee.

Capital Adjustments

If the outstanding Common Stock of the Company changes as a result of a stock dividend, stock split, reverse stock split, spin-off, recapitalization, reclassification, combination or exchange of shares, merger, consolidation or liquidation or the like, the Board Committee shall substitute or adjust: (a) the number and class of securities subject to outstanding Awards, (b) the type of consideration to be received upon exercise or vesting of an Award, (c) the exercise price of Options, (d) the aggregate number and class of securities for which Awards may be granted under the Plan, and/or (e) the maximum number of Shares with respect to which an Employee may be granted Awards during the fiscal year.

Withholding

The Company is generally required to withhold tax on the amount of income recognized by a Participant with respect to an Award. Withholding requirements may be satisfied, as provided in the agreement evidencing the Award, by (a) tender of a cash payment to the Company, (b) withholding of shares of Common Stock otherwise issuable, or (c) delivery to the Company by the Participant of unencumbered shares of Common Stock.

Termination and Amendment

The Board may amend or terminate the Plan at any time. However, after the Plan has been approved by the stockholders of the Company, the Board may not amend or terminate the Plan without the approval of (a) the Company’s stockholders if stockholder approval of the amendment is required by applicable law, rules or regulations, and (b) each affected Participant if such amendment or termination would adversely affect such Participant’s rights or obligations under any Awards granted prior to the date of the amendment or termination.

Term of the Plan

Unless sooner terminated by the Board, the Plan will terminate on April 20, 2017. Once the Plan is terminated, no further Awards may be granted or awarded under the Plan. Termination of the Plan will not affect the validity of any Awards outstanding on the date of termination.

Summary of Certain Federal Income Tax Consequences

The following discussion briefly summarizes certain United States federal income tax aspects of Awards granted pursuant to the Plan. State, local and foreign tax consequences may differ.

Incentive Stock Options. Generally, a Participant who is granted an Incentive Stock Option will not recognize income on the grant or exercise of the Option. However, the difference between the exercise price and the fair market value of the stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If a Participant does not exercise an Incentive Stock Option within certain specified periods after termination of employment, the Participant will recognize ordinary income on the exercise of the Incentive Stock Option in the same manner as on the exercise of a Nonqualified Stock Option, as described below.

The general rule is that gain or loss from the sale or exchange of shares of Common Stock acquired on the exercise of an Incentive Stock Option will be treated as capital gain or loss. If certain holding period requirements are not satisfied, however, the Participant generally will recognize ordinary income at the time of the disposition. Gain recognized on the disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be a capital loss.

Nonqualified Stock Options, RSUs, Performance Awards and Other Stock-Based Awards. A Participant generally is not required to recognize income on the grant of a Nonqualified Stock Option, RSU, Performance Award or Other Stock-Based Award. Instead, ordinary income generally is required to be recognized on the date the Nonqualified Stock Option is exercised, or in the case of an RSU, Performance Award or Other Stock-Based Award, on the date of payment of such Award in cash and/or shares of Common Stock. In general, the amount of ordinary income required to be recognized is: (a) in the case of a Nonqualified Stock Option, an amount equal to the excess, if any, of the fair market value of the shares of Common Stock on the date of exercise over the exercise price; and (b) in the case of an RSU, Performance Award or Other Stock-Based Award, the amount of cash and the fair market value of any shares of Common Stock received.

Restricted Stock. Unless a Participant who is granted shares of Restricted Stock makes an election under Section 83(b) of the Code as described below, the Participant generally is not required to recognize ordinary income on the award of Restricted Stock. Instead, on the date the shares vest (i.e. become transferable or no longer subject to a substantial risk of forfeiture), the Participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares of Restricted Stock on such date over the amount, if any, paid for such shares. If a Participant makes a Section 83(b) election to recognize ordinary income on the date the shares of Restricted Stock are awarded, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the Participant will not be required to recognize additional ordinary income when the shares vest.

Gain or Loss on Sale or Exchange of Shares. In general, gain or loss from the sale or exchange of shares of Common Stock granted or awarded under the Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares of Common Stock acquired upon exercise of an Incentive Stock Option (a “disqualifying disposition”), a Participant generally will be required to recognize ordinary income upon such disposition.

Deductibility by Company. The Company generally is not allowed a deduction in connection with the grant or exercise of an Incentive Stock Option. However, if a Participant is required to recognize ordinary income as a result of a disqualifying disposition, the Company generally will be entitled to a deduction equal to the amount of ordinary income so recognized. In general, in the case of a Nonqualified Stock Option (including an Incentive Stock Option that is treated as a Nonqualified Stock Option, as described above), a Restricted Stock Award, an RSU, a Performance Award or an Other Stock-Based Award, the Company will be allowed a deduction in an amount equal to the amount of ordinary income recognized by the Participant, provided that certain income tax reporting requirements are satisfied.

Parachute Payments. Where payments to certain persons that are contingent on a change in control exceed limits specified in the Code, the person generally is liable for a 20 percent excise tax on, and the corporation or other entity making the payment generally is not entitled to any deduction for, a specified portion of such payments. Under the Plan, the Committee has plenary authority and discretion to determine the vesting schedule of Awards. Any Award under which vesting is accelerated by a change in control of the Company, would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered.

Performance-Based Compensation. Subject to certain exceptions, Section 162(m) of the Code disallows federal income tax deductions for compensation paid by a publicly-held corporation to certain executives to the extent the amount paid to an executive exceeds $1 million for the taxable year. The Plan has been designed to allow the grant of Awards that qualify under an exception to the deduction limit of Section 162(m) for “performance-based compensation.”

Tax Rules Affecting Nonqualified Deferred Compensation Plans. Section 409A of the Code imposes tax rules that apply to “nonqualified deferred compensation plans.” Failure to comply with, or to qualify for an exemption from, the new rules with respect to an Award could result in significant adverse tax results to the Award recipient including immediate taxation upon vesting, an additional income tax of 20 percent of the amount of income so recognized, plus a special interest payment. The Plan is intended to comply with Section 409A of the Code to the extent applicable, and the Committee will administer and interpret the Plan and Awards accordingly.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of March 31, 2010 related to the equity compensation plans in effect at that time.

	(a)	(b)	(c)
Number of securities
remaining available
	Number of securities	Weighted-average	for future issuance
	to be issued upon	exercise price of	under equity compensation
	exercise of outstanding	outstanding options,	plan (excluding securities
Plan Category	options, warrants and rights	warrants and rights	reflected in column (a))
Equity compensation plan
approved by shareholders (1)	182,079	3.15	106,544
Equity compensation plans
not approved by shareholders	—	—	—
Total	182,079	3.15	106,544

Your Board Recommends That Stockholders Vote FOR To Approve an Amendment to the 2007 Stock Incentive Plan, increasing the Number of Shares Available for Issuance from 550,000 to 650,000 Shares

PROPOSAL 3

Ratification of the Appointment of Sherb and Co., LLP

as the Company’s Independent Registered Public Accounting Firm (Independent Auditors)

for the fiscal year ended March 31, 2011

At its October 22, 2010 meeting, the Audit Committee recommended and approved the appointment of Sherb and Co., LLP as the Company’s independent registered public accounting firm (independent auditors) to examine the consolidated financial statements of the Company for the year ending March 31, 2011. The Board is seeking the stockholders’ ratification of such action.

Action by our stockholders is not required by law in connection with the appointment of the Company’s independent accountants. If the Company’s stockholders do not ratify this appointment, the appointment will be reconsidered by the Audit Committee.

Sherb and Co., LLP has no direct or indirect financial interest in the Company or in any of its subsidiaries, nor has it had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. It is expected that representatives of Sherb and Co., LLP will not attend the Annual Meeting and therefore will not be available to answer questions.

Your Board and the Audit Committee Recommend that Stockholders Vote

FOR

Ratification of the Appointment of Sherb and Co., LLP

as the Company’s Independent Registered Public Accounting Firm

for the fiscal year ended March 31, 2011

AUDIT COMMITTEE DISCLOSURE

The Audit Committee is comprised solely of independent directors and, among other things, is responsible for:

•	the appointment of independent registered accounting firm;
•	review the arrangements for and scope of the audit by independent auditors;
•	review the independence of the independent auditors;
•	consider the adequacy and effectiveness of the system of internal accounting and financial controls and review any proposed corrective actions;
•	review and monitor our policies regarding business ethics and conflicts of interest;
•	discuss with management and the independent auditors our draft quarterly interim and annual financial statements and key accounting and reporting matters; and
•	review the activities and recommendations of our accounting department.

Audit Committee Pre-Approval Policy

The Audit Committee has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by the independent auditors without specific authorization from the Audit Committee subject to certain restrictions. The policy sets out the specific services pre-approved by the Audit Committee and the applicable limitations, while ensuring the independence of the independent auditors to audit the Company's financial statements is not impaired. The pre-approval policy does not include a delegation to management of the Audit Committee’s responsibilities under the Exchange Act. During fiscal year ended March 31, 2010, the Audit Committee pre-approved all audit and permissible non-audit services provided by our independent auditors.

Service Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee engaged Sherb and Co., LLP to perform an annual audit of the Company’s financial statements for the fiscal years ended March 31, 2010 and 2009, the transition period for the three months ended March 31, 2008, and for the year ended December 31, 2007. The following is the breakdown of aggregate fees paid to the auditors for the Company for the last three fiscal years:

	Year Ended	Year Ended	Year Ended
	March 31, 2010	March 31, 2009	December 31, 2008
Audit Fees	$139,500	$120,000	$125,000
Audit-Related Fees	48,685	48,138	33,100
Tax Fees	10,125	6,000	9,300
All other Fees	—	—	—

	$198,310	$174,138	$167,400

- ”Audit Fees” are fees paid for professional services for the audit of our financial statements.

- "Audit-Related fees" are fees billed by Sherb and Co., LLP. to us for services not included in the first two categories, specifically, SAS 100 reviews, SEC filings and consents, and accounting consultations on matters addressed during the audit or interim reviews, and review work related to quarterly filings.

- ”Tax Fees” are fees primarily for tax compliance in connection with filing US income tax returns.

AUDIT COMMITTEE REPORT

The Audit Committee, which is composed of three independent directors (Mike Garnreiter, Jack Henry and Greg LeClaire), operates under a written charter adopted by the Board. Among its functions, the Audit Committee recommends to the Board the selection of independent registered accounting firm.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for auditing those financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to oversee the financial reporting process on behalf of the Board and to report the result of their activities to the Board.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The independent auditors also provided to the committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors their independence and considered the compatibility of permissible non-audit services with the auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the committee, and relying thereon, the Audit Committee recommended that the Board include the audited financial statements in our Annual Report on Form 10-K for the fiscal years for the fiscal years ended March 31, 2010 and 2009, the transition period for the three months ended March 31, 2008, and for the year ended December 31, 2007.

Audit Committee of the Board of Directors,

Mike Garnreiter, Chairman

Jack Henry

Greg LeClaire

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers, directors and 10% stockholders are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Copies of these reports must also be furnished to the Company.

Based solely on a review of copies of reports furnished to the Company, or written representations that no reports were required, the Company believes that during 2010 its executive officers, directors and 10% holders complied with all filing requirements, with the following possible exceptions:

1.     Form 4’s for Derek Schneideman, Mark Scott Masazumi Ishii and Eric LaCara dated June 17, 2009, and required to be filed on June 19, 2009, were filed on June 24, 2009.

2.     A Form 4 for Ryuhei Senda dated August 2, 2009 and required to be filed on August 4, 2009 was filed on August 24, 2009.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

If any stockholder intends to submit a proposal to be considered for inclusion in the Company’s proxy statement for the 2011 Annual Meeting of Stockholders, the proposal must be submitted to the Secretary of the Company (addressed to IA Global, Inc., Attn: Corporate Secretary, 101 California Street, Suite 2450, San Francisco, CA 94111) in proper form (per SEC Regulation 14A, Rule 14a-8—Stockholder Proposals) and received by the Secretary on or before July 26, 2011. If, however, the date of the 2011 Annual Meeting of Stockholders is not within 30 days before or after December 17, 2011, any stockholder proposal must be received by the Secretary of the Company a reasonable time before we begin to print and send our proxy materials.

In accordance with the provisions of the Company’s Amended and Restated Bylaws, any stockholder proposals for the 2011 Annual Meeting of Stockholders that are submitted outside the processes of Rule 14a-8 (i.e., proposals that are not submitted for inclusion in the Company’s proxy statement) will be considered untimely if they are received by the Secretary of the Company after September 10, 2011. If, however, the date of the 2011 Annual Meeting of Stockholders is not within 30 days before or after December 17, 2011, any such proposal will be considered untimely if it is received (i) after the date that is 45 days prior to the date of the 2011 Annual Meeting of Stockholders (if at least 60 days’ advance notice of the meeting is given to stockholders), or, if less than 60 days’ advance notice is given to stockholders, (ii) after the date that is 15 days after the date on which notice of the 2011 Annual Meeting of Stockholders is given to stockholders.

OTHER BUSINESS

The Company’s management does not know of any other matter to be presented for action at the Annual Meeting. If any other matter should be properly presented at the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

INCORPORATION BY REFERENCE OF ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2010, as filed with the SEC, accompanies this Proxy Statement. Any exhibit to the Form 10-K will be made available, free of charge, upon written request. Written requests should be addressed to IA Global, Inc., Attn: Investor Relations, 101 California Street, Suite 2450, San Francisco, CA 94111. Copies of these documents may also be accessed electronically via the SEC’s website at http://www.sec.gov. The Company’s Form 10-K is not part of these proxy solicitation materials.

Mark Scott

Secretary

San Francisco, California

November 22, 2010